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                              EMPLOYMENT AGREEMENT

           This EMPLOYMENT AGREEMENT ("Agreement") dated February 5, 1996, is entered into by and between American Blood Institute, Inc., a Delaware corporation, AKA SeraCare (the "Company") and Barry Plost (the "Employee").

          l. EMPLOYMENT AND EFFECTIVENESS. The Company hereby employs the Employee, and the Employee accepts employment, as of the date first set forth above (the "Commencement Date"), under the terms and conditions of this Agreement.

           2. TERM. The employment of the Employee pursuant to this Agreement shall begin as of the Commencement Date and shall continue to and through the date which is the third anniversary of the Commencement Date (the "Employment Term"), unless terminated earlier as provided herein.

           3. POSITION AND DUTIES. The Employee shall be employed as Chairman of the Board, President, and Chief Executive Officer and shall have the duties, responsibilities and authority as may from time to time be assigned by the Company's Board of Directors that are consistent with and normally associated with such positions. The Employee shall devote sufficient amounts of his business time, effort and energies exclusively to the business of the Company to fulfill the duties of his office. Employee shall not be employed by or act in any capacity on behalf of any company which competes with the Company's plasma collection business and shall not serve as an active principal or director or officer or employee of any other company or entity without the prior written consent of the Board of Directors, except that the Employee may serve as a director or officer of any trade association, civic, educational or charitable organization without such consent. The Employee shall also serve without additional compensation as an officer and director of the Company and any of its subsidiaries, if so elected or appointed, but if not so elected or appointed the compensation hereunder shall in no way be affected. The Employee shall devote his or her best efforts to advancing the interests of the Company.

          4.  COMPENSATION AND BENEFITS.

     (a) During the Employment Term, the Company shall pay the Employee a base salary at the annual rate of seventy-five thousand dollars ($75,000) (the "Base Salary"), payable in accordance with the normal payroll practices established by the Company. The Employee shall be entitled to such increases in the Base Salary as may be determined from time to time by the Company's Board of Directors or pursuant to its delegation. If the Base Salary is increased during the

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Employment Term, the new salary shall thereafter constitute the "Base Salary"
for purposes of this Agreement.

     (b) In addition to Base Salary, the Employee shall be entitled to the following stock option grants:

           (i) Options to purchase 56,147 shares of common stock of the Company for a calculated price which is the mean average between $.74 and the weighted average of the closing bid price for the Company's common stock for the thirty trading days prior to the vesting date. The vesting date shall be an anniversary date of January 24 and, contingent upon the Company achieving the performance criteria set forth in section (v) below, the options will vest one-third each year beginning on January 24, 1997 and shall remain excercisable by Employee for a period of five (5) years from the vesting date.

           (ii) Options to purchase 50,000 shares of common stock of the Company for the price of $1.00 per share which shall vest on the one year anniversary of the date of this Agreement in 1997, contingent upon the Company achieving the performance criteria set forth in section (v) below, and shall remain excercisable by Employee for a period of five (5) years from the vesting date.

           (iii) Options to purchase 50,000 shares of common stock of the Company for the price of $2.00 per share which shall vest on the second year anniversary of the date of this Agreement in 1998, contingent upon the Company achieving the performance criteria set forth in section (v) below, and shall remain excercisable by Employee for a period of five (5) years from the vesting date.

           (iv) Options to purchase 50,000 shares of common stock of the Company for the price of $3.00 per share which shall vest on the third year anniversary of the date of this Agreement in 1999, contingent upon the Company achieving the performance criteria set forth in section (v) below, and shall remain excercisable by Employee for a period of five (5) years from the vesting date.

           (v) The options granted in sections (i), (ii), (iii), and (iv) above shall vest only if Employee is an employee of the Company on the date the options are to vest and then only if the Company has achieved the projected operating results as reflected in the Five Year Post Emergence Forecast, a copy of which is attached hereto. However, if the Company fails to obtain the outside funding for the acquisition centers in a timely fashion, then the calculation of the performance criteria will be made utilizing the projected results of the base six centers for the year (which includes corporate overhead) plus a pro-rata calculation of the projected operating results of the


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acquisition centers for the year based upon the percentage of the outside secondary financing actually received by the Company compared to the projected financing. For example, if the projections contemplate the acquisition of 12 centers during year one utilizing outside financing of $2,400,000 ($200,000 per center) and only $1,200,000 or 504 is actually funded, then the performance target for the option vesting will equal 100% of the projected operating results from the six centers ($365,556), plus 50% of the one year projected operating results of the projected acquisition centers ($50% x $450,198 = $225,099), or a total of $590,655. If any of the options do not vest on the vesting date, such option rights shall terminate immediately and be of no further effect.

           (vi) Options to purchase 100,000 shares of common stock in the Company for the price of $1.00 per share, such options to vest upon the execution of this Agreement and remain in effect for a period of 5 years from such date.

           (vii) If the Company is sold, merged into, or consolidated with another entity, or the Company is substantially reorganized by a 50% or more change in ownership (exclusive of the conversion of Debtors Notes), and either Employee s position, duties, or compensation is reduced, then all options granted under this Agreement shall become immediately vested and exercisable.

     (c) The Employee shall be eligible to participate in other employee benefit plans maintained by the Company during the Employment Term, and to receive all fringe benefits, for which his or her status and level of employment qualify in accordance with the Company's usual policies and arrangements and the terms of such plans, policies and arrangements. Such benefits and plans may include vacation pay, medical insurance programs and retirement programs.

     (d) The Company will pay to or on behalf of Employee, the costs, up to a maximum of $10,000 per year, of Employee's Blue Cross/ Blue Shield medical insurance coverage and a term life insurance policy in the face amount of $500,000.

            5. TERMINATION. This Agreement shall terminate upon the earlier of the following:

     (a)  The date provided under the provisions of Section 2 hereof.

     (b) Upon the determination by the Board of Directors that good cause exists to justify the termination of the Employee for gross misconduct. For purposes of this Agreement, "gross misconduct" shall be defined as theft,


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dishonesty, alcohol or drug abuse, unethical business conduct, gross negligence, commission of an illegal act detrimental to the Company or its reputation, fraud, or a material breach of this Agreement by Employee. Upon any termination under this subsection (b) Employee shall be paid an amount equal to thirty days of his base salary, and no other compensation or benefits other than the receipt of his vested options.

     (c) At the Company's option, upon the occurrence of a physical or mental condition which prevents the Employee from performing the duties for which he or she is responsible for a period of 120 consecutive days or 180 days in total during the term of this Agreement,

     (d) Upon the determination by the Board of Directors that Employee has engaged in acts detrimental to the Company, including without limitation insubordination, failure to comply with instructions, and actions or associations which materially and adversely affect the Company's reputation, business, stock price, or ability to raise capital, and Employee has failed to cease or correct such actions within ten (10) days of his receipt of written notice from the Board of Directors. In the event of a termination under this subsection (d) Employee shall be entitled to severance pay equal to his base salary amount for the lesser of twelve months or the remaining term of this Agreement and his vested options, and no other compensation or benefits.

     (e) Upon Employee's death, voluntarily ceasing to perform his duties, other than by reason of a disability under subsection (d), or agreement to terminate this Agreement.

Except as specified above, all rights to compensation and options which have not vested under this Agreement shall cease upon the termination of this Agreement.

          6. COVENANTS.

          (a) The Employee shall not, during the term of the employment or at any time thereafter, directly or indirectly, publish or disclose to any person, firm, corporation or other entity, whether or not a competitor of the Company, or use other than on behalf of the Company any confidential information concerning the assets, business or affairs of the Company unless required by a court of law or governing governmental authority pursuant to a specific right to know. Confidential information includes, without limitation, any trade secrets, sources of supply, costs, pricing practices, customer lists, financial data, employee information, strategic plans, or organizational data.


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          (b)  The Employee shall not during the Employment Term and for a period of two (2) years thereafter, engage in or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise, except as a less than 1% shareholder of a publicly listed company) with or without compensation, any business which is competitive with the business being conducted by the Company at any time during the Employee's employment, including any business which owns or operates a blood collection center within 50 miles of any of the Company's collection centers. The Employee shall not during this time period, directly or indirectly, solicit or contact any employee of the Company, with the view to induce or encourage such employee to leave the employ of the Company for the purpose of being hired by the Employee, an employer affiliated with the Employee or any competitor of the Company.

          (c) Employee agrees that all files, records, documents and items relating to the Company's business, whether prepared by Employee or others, are the property of the Company and, upon termination of this Agreement or Employee's employment, Employee shall promptly return to the Company any and all such documents and any other property of the Company which is in the custody or control of Employee.

          (d) Employee agrees that during the term of this Agreement and afterwards, Employee shall not, in any way or by any means, disrupt, damage, disparage, impair or interfere with the Company's business or its reputation.

          (e) The Employee acknowledges that the provisions of this Section 5 are reasonable and necessary for the protection of the Company and that the Company will be irrevocable damaged if such covenants are not specifically enforced. Accordingly, the Employee agrees that, in addition to any other relief or remedies available to the Company in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining the Employee from any actual or threatened breach of such covenants.

           7. INDEMNIFICATION. The Company shall indemnify, defend and hold the Employee harmless, to the maximum extent permitted by law, from any and all claims, litigation or suits arising out of the activities of the Employee reasonable taken in the performance of the duties hereunder, including all reasonable expenses and professional fees that may relate thereto. In addition, the Company agrees to seek appropriate directors and officers liability insurance for errors and omissions of such type and in such amount as is customary for similarly situated companies, if available at a reasonable cost.


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           8.  ARBITRATION.  Any controversy or dispute between the Company and
Employee involving the construction, application or breach of any of the terms, provisions or conditions of this Agreement shall be resolved by binding arbitration in accordance with the agreement of the parties or, if no agreement is reached, by the rules of the American Arbitration Association then in effect (the "AAA Rules"). Such arbitration shall take place in Los Angeles, California and shall be conducted by three arbitrators selected from a panel of arbitrators experienced in such disputes as provided by the AAA, with one arbitrator selected by each party and the third arbitrator selected by the other two arbitrators within the time limits established by the AAA Rules. The cost of such arbitration, including the associated attorneys' fees, arbitrator fees, filing fees, AAA fees, and other costs shall be borne by the losing party.

           9. EMPLOYEE'S REMEDIES. In the event the Company terminates Employee's employment other than pursuant to the provisions of Section 5 of this Agreement, the Employee's complete and exclusive remedy shall be the payment in cash, within 30 days of the termination, of the unpaid balance of the full compensation which would be due under the full term of this Agreement, including base salary and options, and the continuation of Employee's then current medical and insurance benefits for a period of twelve months from the date of the termination.

           10.  GENERAL TERMS.

           (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed in that State.

           (b) NOTICE. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally, or one day after being sent by commercial overnight carrier, or three business days after mailing by U. S. registered mail, return receipt requested, to the parties at the following addresses or at such other address as a party may specify by notice to the other.

   If to the Employee:    Barry Plost
                          10430 Wilshire Blvd., Suite 1103
                          Los Angeles, CA 90024

   If to the Company:     American Blood Institute, Inc.
                          1875 Century Park East, Suite 2130
                          Los Angeles, CA 90067
                          Attn: Board of Directors


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   with a copy to:        Furman Usher, Inc.
                          1901 Avenue of the Stars, 7th Floor
                          Los Angeles, CA 90067

     (c) ENTIRE AGREEMENT: AMENDMENT. This Agreement shall supersede all existing agreements, whether written or oral, between the Employee and the Company relating to the terms of the Employee's employment with the Company. It may not be amended except by a written agreement signed by both parties.

     (d) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     (e) ASSIGNMENT. Subject to the limitation below, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Employee, and shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business or substantially all of its assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer.

     (f) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

     (g) WITHHOLDING. Employee authorizes Company to withhold and/or deduct from his compensation (including, without limitation, salary and wages), deductions to recover any amounts loaned by the Company to Employee or paid on Employee's behalf which, under the terms of said loan or payment, must be repaid to the Company including loans of money and the value of Company property taken but not returned by Employee.

     (h) SEVERABILITY. If any provision of this Agreement is found to be invalid or unenforceable for any reason, the remaining provisions shall continue in full force and effect and, to the extent required, shall be modified to preserve the validity and intent of this Agreement.

     (i) ATTORNEYS' FEES; In the event of any litigation or arbitration between or among the parties



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hereto arising from or relating to this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees, incurred in connection with such litigation or arbitration. Any judgment shall include an provision which shall entitle the judgment creditor to recover its costs, including reasonable attorneys' fees, incurred to enforce the judgment.

           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        American Blood Institute, Inc.


                                        By:    /s/ JERRY BURDICK
                                        ---------------------------------
                                                Jerry Burdick

                                        Title:  Executive Vice President


                                        Employee

                                        /s/ BARRY PLOST
                                        ---------------------------------
                                                   Barry Plost


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